January 24, 2007


Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC
20549  USA

Dear Ladies and Gentlemen:

We have read the statements about our firm included under Item 4.01 of the Form 8-K of China Health Holding, Inc. Inc. dated January 19, 2007 and we are in agreement with the statements concerning our firm in such Form 8-K. .

Yours truly,

/s/ Dale Matheson Carr-Hilton LaBonte LLP



DALE MATHESON CARR-HILTON LABONTE LLP
Chartered Accountants